UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2012 (July 3, 2012)

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

810 Seventh Avenue, 35th Floor, New York, New York, 10019

(Address of principal executive offices, including zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

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Delcath Systems, Inc. (the “Company”) has announced the retirement of Robert Ladd as a member of the Company’s Board of Directors (the “Board”), effective July 3, 2012. Mr. Ladd will continue to serve as a consultant to the Company. The Company has also announced that the Board has appointed Laura Brege as a Class I Director of the Company to fill the vacancy created by Mr. Ladd’s resignation, effective as of July 5, 2012. The Board also voted to increase the size of the Board from seven to eight directors, and appointed Tasos Konidaris as a Class I Director to fill the vacancy created by the increase in Board size, effective as of July 5, 2012. Mr. Konidaris and Ms. Brege’s Class I terms will each expire at the Company’s annual meeting of stockholders in 2013. Mr. Konidaris has been assigned to the Audit Committee of the Board, conditioned upon the Board receiving his completed NASDAQ Independence Questionnaire and making a determination that he is independent and a financial expert, and Ms. Brege has been assigned to the Compensation Committee of the Board, conditioned upon the Board receiving her completed NASDAQ Independence Questionnaire and making a determination that she is independent. Ms. Brege and Mr. Konidaris will each receive standard director fees and benefits, including a grant of stock options under the Company’s 2009 Stock Incentive Plan (the “Plan”). The number of options to be granted was determined using an option pricing model, so that $75,000 worth of options were awarded to each new director, vesting over three years, at an exercise price per share equal to the Fair Market Value thereof on their effective dates, as determined in accordance with the Plan.

On July 9, 2012, the Company issued a press release announcing the changes in Board composition, a copy of which release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed herewith:

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Delcath Systems, Inc., dated July 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: July 9, 2012	By:	/s/ Peter J. Graham
Name: Peter J. Graham
Title: Executive Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Delcath Systems, Inc., dated July 9, 2012